Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces First-Quarter Fiscal 2012 Financial Results
Company Generates Strong Profitable Growth

Lowell, MA, November 9, 2011 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, today announced financial results for the fiscal three months ended September 30, 2011.

Financial Highlights

	Three Months Ended
	September 30,	September 24,
(In millions, except per share data)	2011	2010

Net service revenue(1)	$73.5	$57.6
Arena Towers litigation reserve(2)	$(11.2)	$—
Operating income	$15.5	$3.4
Federal and state income tax benefit (provision)(3)	$3.3	$(0.5)
Accretion charges on preferred stock(4)	$—	$(3.8)
Net income (loss) applicable to TRC Companies, Inc.'s common shareholders	$18.7	$(1.1)
Diluted earnings (loss) per common share	$0.66	$(0.06)
Diluted weighted average common shares outstanding	28.4	19.7

(1)The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC's revenue performance.
(2)The Company recorded a litigation reserve of $17.3 million during the fourth quarter of 2011 related to the verdict in the Arena Towers litigation matter. On October 5, 2011 a post-trial motion to disregard a substantial portion of the verdict was granted resulting in an $11.2 million reduction of the reserve.
(3) The Company received final approval of a federal tax settlement resulting in a one-time tax benefit which is included as a component of the federal and state income tax benefit (provision) line item.
(4) The accretion charges on preferred stock concluded in the second quarter of fiscal 2011.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Comments on First-Quarter Results
“TRC achieved strong first-quarter financial performance through the continued successful execution of our profitable growth strategy,” said Chairman and Chief Executive Officer Chris Vincze. “Net service revenue (NSR) grew 28% to $73.5 million as compared to the same period in the prior year, demonstrating a balance of organic and acquisition-related growth. Our growth in the quarter occurred across all three of our segments with each generating double-digit year-over-year percentage increases in NSR.”

“Our first-quarter results benefited from two favorable one-time items totaling $14.5 million. In the Arena Towers litigation matter, the court issued a ruling on our post-trial motion to disregard a substantial portion of the jury verdict resulting in an $11.2 million reduction to the legal reserve. In addition, as a result of receiving final approval of our federal tax settlement, income tax expense for the quarter reflects a net benefit of $3.3 million.”

“We generated a solid operating profit and net income in the quarter as we continued our efforts to improve margins. These results are further indication that the legacy issues of the Company are behind us. As a result of a combination of NSR growth and expense control, G&A expenses as a percentage of NSR decreased to 10.3% in the quarter from 11.4% for the same period in the prior year. Our results for the quarter reflect the impact from the items described in notes two through four of the table above. Excluding the applicable items, operating income for the first quarter of fiscal 2012 would have increased $1.0 million or 29%.”

“Our Energy segment was our top performer in the quarter with NSR growth of 38% and segment profit growth of 87%. The positive results were driven by new projects as utility clients continued ramping up investments in the modernization and replacement of outdated facilities, as well as the commencement of several previously deferred electric transmission and distribution projects. Part of the growth was related to the expansion of our services in Texas and the mid-Atlantic region. Our Environmental segment achieved 28% NSR growth and 17% improvement in segment profit due primarily to acquisitions, as well as steady demand for a broad array of environmental services. TRC's Infrastructure segment produced 11% NSR growth and a 58% increase in segment profit. The Infrastructure segment continues to benefit from prior initiatives to eliminate lower-margin project work, control costs, and reposition certain services.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Business Outlook
“We are off to a strong start in fiscal 2012 - with solid NSR growth and improved profits. We have established a highly scalable business model and are steadily building a portfolio of higher-margin project work. We have the financial flexibility necessary to continue executing our two-pronged profitable growth strategy that combines internal investments with acquisitions. In the most recent of the three acquisitions completed over the past 12 months, we acquired The Payne Firm, which strengthens our position in the mergers and acquisition and transactions markets, particularly within the legal and private equity communities. We plan to pursue similar opportunities to supplement the growth of our Energy and Environmental segments.”

“The three major markets in which we operate continue to offer promising intermediate and long-term opportunities for TRC. While our near-term outlook is less certain due to economic factors, positive capital spending trends in the power and energy related markets should continue to support the growth of TRC's Energy and Environmental segments. Longer-term, increased investments in the nation's infrastructure, whether through public/private partnerships or enhanced public funding, will supplement growth across all three of our segments.”

Conference Call Information
The Company will broadcast its first-quarter fiscal 2012 financial results conference call today, at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC's website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website for one year.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at http://www.trcsolutions.com.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC's Houston lease litigation; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 24,
	2011	2010

Gross revenue	$103,735	$78,818
Less subcontractor costs and other direct reimbursable charges	30,280	21,228
Net service revenue	73,455	57,590
Interest income from contractual arrangements	78	88
Insurance recoverables and other income	220	597
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	60,162	46,574
General and administrative expenses	7,548	6,538
Provision for doubtful accounts	365	578
Depreciation and amortization	1,362	1,228
Arena Towers litigation reserve	(11,224)	—
Total operating costs and expenses	58,213	54,918
Operating income	15,540	3,357
Interest expense	(181)	(197)
Income from operations before taxes and equity in losses	15,359	3,160
Federal and state income tax benefit (provision)	3,298	(464)
Income from operations before equity in losses	18,657	2,696
Equity in losses from unconsolidated affiliates, net of taxes	—	(13)
Net income	18,657	2,683
Net loss applicable to noncontrolling interest	31	21
Net income applicable to TRC Companies, Inc.	18,688	2,704
Accretion charges on preferred stock	—	(3,799)
Net income (loss) applicable to TRC Companies, Inc.'s common shareholders	$18,688	$(1,095)

Basic earnings (loss) per common share	$0.68	$(0.06)
Diluted earnings (loss) per common share	$0.66	$(0.06)

Weighted-average common shares outstanding:
Basic	27,472	19,684
Diluted	28,392	19,684

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	September 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$13,128	$10,829
Accounts receivable, less allowance for doubtful accounts	97,976	89,258
Insurance recoverable - environmental remediation	30,415	30,827
Restricted investments	12,205	12,413
Prepaid expenses and other current assets	11,700	10,087
Total current assets	165,424	153,414
Property and equipment	50,203	48,475
Less accumulated depreciation and amortization	(37,641)	(36,825)
Property and equipment, net	12,562	11,650
Goodwill	24,775	20,886
Investments in and advances to unconsolidated affiliates and construction joint ventures	115	111
Long-term restricted investments	35,556	38,753
Long-term prepaid insurance	36,625	37,410
Other assets	13,453	13,836
Total assets	$288,510	$276,060
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,727	$3,139
Accounts payable	31,323	26,510
Accrued compensation and benefits	36,977	28,252
Deferred revenue	22,489	22,709
Environmental remediation liabilities	527	505
Other accrued liabilities	46,102	59,718
Total current liabilities	147,145	140,833
Non-current liabilities:
Long-term debt, net of current portion	976	6,037
Income taxes payable	1,728	4,912
Deferred revenue	83,897	88,865
Environmental remediation liabilities	5,601	5,741
Total liabilities	239,347	246,388
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 27,812,523 and 27,809,041 shares issued and outstanding, respectively, at September 30, 2011, and 27,303,774 and 27,300,292 shares issued and outstanding, respectively, at June 30, 2011	2,781	2,730
Additional paid-in capital	174,979	173,984
Accumulated deficit	(128,567)	(147,255)
Accumulated other comprehensive income	217	429
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	49,377	29,855
Noncontrolling interest	(214)	(183)
Total equity	49,163	29,672
Total liabilities and equity	$288,510	$276,060

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995